THIS AGREEMENT IS MADE ON THE 17TH DAY OF NOVEMBER 2009

BETWEEN

CARBON STRATEGIC PTE LIMITED
(“CS”) of the First Part

AND

ABBAB INCORPORATED LAND OWNER GROUP
(“ABBG”) of the Second Part

SERVICE AGREEMENT

Judd Commercial Lawyers “Piccadilly Tower”, Level 7 133 Castlereagh Street Sydney NSW 2000 PO Box A2578 Sydney South 1235 Ph: +61 2 9267 8414 Fax: +61 2 9267 5717 Email: gjudd@juddlaw.com.au

Peter Allan Lowing Lawyers, Papua New Guinea

Level 3 Pacific Place
Cnr Musgrave Street & Champion Parade
Port Moresby  NCD

Papua New Guinea 121
PO Box 1173
Ph: +675 320 3333
Fax: +675 321 3631
Email: leahy@pln.com.pg

SERVICE AGREEMENT

THIS AGREEMENT OF AGREEMENT made the 17th day of November 2009.

BETWEEN:

CARBON STRATEGIC PTE LTD [Reg. No. 200819627C] a company incorporated in Singapore and having its registered office at 20 Cecil Street, #14-01 Equity Plaza, Singapore 049705 (”CS”) of the First Part.

AND:

ABBAB INCORPORATED LAND OWNER GROUP [ILG. No.       ] a company incorporated under the Land Groups Incorporation Act 1974 of the Independent State of Papua New Guinea (“PNG”) and having its registered office at  Madang, Madang Province, Papua New Guinea (“ABBG”) of the Second Part.

RECITALS:

A.

The Chairman of ABBG has the authority to enter into this Agreement on behalf of the Incorporated Land Group- (“ILG”) listed in Schedule One.

B.

The ILG company is incorporated and recognised as an incorporated land group under section 5 of the Land Groups Incorporation Act 1974 that represents the Clan(s) referred to in Schedule One opposite the name of each ILG in Schedule One.

C.

The members of the Clan(s) are all members of various customary groups that currently occupy the Land (“the Land”) described in Schedule Two all of which is customary land as defined in the Land Act 1996 and those members are the holders of the customary rights attaching to the Land (“the Customary Rights”) as defined in the Land Act 1996

D.

Carbon Strategic is dedicated to the development of ecosystem services (including carbon sequestration and the generation of carbon dioxide (CO2) emission reductions) and securing a financial return through the Trade of Carbon Assets and Biodiversity Assets.

E.

Carbon Strategic in collaboration with ABBG is initiating a Forestry project with the general purposes of:

(a)

avoiding destruction, deforestation, and degradation and encouraging afforestation and reforestation of some parts of the tropical rainforest on the ABBG Land (Forests);

(b)

assisting and continuing to sustain communities inside and around Forest areas;

(c)

protecting and conserving flora and fauna, biodiversity, watershed and other ecosystems in the Forest; and

(d)

optimising the potential environmental services (including carbon sequestration and the generation of carbon dioxide emission  reductions and carbon credits and biodiversity and watershed protection and biodiversity and watershed credits) which arise from the project (collectively the REDD Carbon Project).

F.

The REDD Project aims to restrict use of Forest areas to avoid destruction, deforestation and degradation and to encourage afforestation, reforestation and to assist in the continued development of the community and to protect the ecosystems and habitats of the Forest.

G.

Subject to the obtaining of all necessary Papua New Guinea Government Approvals, CS has offered to ABBG to act as exclusive Carbon and Biodiversity development partner, consultant, agent, Trader and contractor to ABBG, to provide and arrange for the provision of the Services as set forth in Schedule Three so as to enable the identification and development of Carbon Projects and Biodiversity Projects on the Carbon Assets and Biodiversity Assets on the Land and to supervise and manage the Trade of any Carbon Credits and Biodiversity Credits on behalf of ABBG for the Term.

H.

Subject to the obtaining of all necessary PNG Government Approvals, ABBG has obtained the irrevocable authority of the ILGs to enter into this Agreement with CS.

I.

The parties have therefore entered into this Service Agreement for the purpose of setting out their respective rights, powers, authorities, obligations and responsibilities to each other in this Service Agreement.

J.

ABBG enters into this Agreement as principal and as the duly authorised agent of the ILGs.

THEREFORE BY THIS SERVICE AGREEMENT THE PARTIES AGREE AS FOLLOWS:

1.

DEFINITIONS AND INTERPRETATION

1.1.

The following words and phrases shall when used in this Agreement and in any of the Schedules shall unless the context otherwise requires have the following meanings:-

“Agreement” means this service agreement together with all Schedules and all amendments that might be made to it at any time hereafter.

“Approval” means any approval required from any relevant government or semi government authority, or minister, international entity, Land Owners, Government Representative, Carbon Asset Owners, Biodiversity Asset owners, or members of any Traditional Community which may be necessary or reasonably required in respect to the identification of the Carbon Assets and Biodiversity Assets and development of Carbon Projects and Biodiversity Projects and the subsequent issue and Trade of Carbon Credits and Biodiversity Credits related to:-

a)

this Agreement;

b)

any agreement with Land Owners, Carbon Asset Owners and Biodiversity Asset Owners or ILG Chairman;

c)

any Trade;

d)

other activity;

e)

or action of any Person.

In order for such Agreement, Trade or activity to be enforceable, Lawful, or carried out.

“Bank” means a bank licensed as such in the jurisdiction in which the bank is located at which the Parties’ Joint Account shall be opened and maintained.

“Biodiversity Asset” means the variability among living organisms from all sources including, inter alia, terrestrial, marine and other aquatic ecosystems and the ecological complexes of which they are a part; this includes diversity within species, between species, and of the ecosystems within the Forest and aquatic resources.

“Biodiversity Asset Management Plan” means a management, security and preservation plan developed by ABBG in consultation with CS to ensure the Permanence of the written undertaking to the relevant Consumer in that Trade and to all other relevant Persons that for so long as that Consumer is entitled to the benefit of the Biodiversity Credits, the ABBG People will not do anything that would render the Biodiversity Project invalid under the relevant international standards, will not destroy or substantially damage the Biodiversity Asset the subject of the Biodiversity Credits or permit any third party to do anything that would render the Biodiversity project invalid under the relevant international standards, destroy, or substantially damage the Biodiversity Asset the subject of the Biodiversity Credits to protect the Biodiversity Asset for the duration of the Term.

“Biodiversity Asset Owner” means the Person who holds legal title to the Biodiversity Asset under the Law.

“Biodiversity Project” means, the process of scientific measurement and accurate quantification and documentation of a Biodiversity Asset that ABBG and CS have identified and agreed should be conserved and as part of that conservation plan Biodiversity Credits should be created and Traded. The documentation is prepared to accurately disclose this quantification of the Biodiversity Asset to comply with the requirements of the relevant international standards and allow the verification, accreditation, and registration of the Biodiversity Asset and the issue of Biodiversity Credits for Trade during the Term.

“Biodiversity Credits” means an internationally recognized and tradable unit which quantifies the variability among living organisms from all sources including, inter alia, terrestrial, marine and other aquatic ecosystems and the ecological complexes of which they are a part; this includes diversity within species, between species, and of ecosystems."

“Carbon Asset” is the number of tonnes of stored carbon dioxide or other green house gases, as recognized by any of the relevant international agencies established for the purposes of accrediting and recognizing Carbon Credits, in the Trees, vegetation and soils on the Land or the asset from which a change in methodology or technology will lead to a reduction in the number of tonnes of carbon dioxide or its green house gas equivalent being released in to the atmosphere as recognized by any of the relevant international agencies established for the purposes of accrediting and recognizing Carbon Credits.

“Carbon Asset Management Plan” means a management, security and preservation plan developed by ABBG in consultation with CS to ensure the Permanence of the written undertaking to the relevant Consumer in that Trade and to all other relevant Persons that for so long as that Consumer is entitled to the benefit of the Carbon Credits, the ABBG People will not do anything that would render the Carbon Project invalid under the relevant international standards, will not destroy or substantially damage the Carbon Asset the subject of the Carbon Credits or permit any third party to do anything that would render the Carbon project invalid under the relevant international standards, destroy, or substantially damage the Carbon Asset the subject of the Carbon Credits to protect the Carbon Asset for the duration of the Term.

“Carbon Asset Owner” means the Person who holds legal title to the Carbon Asset under the Law.

“Carbon Project” means, the process of scientific measurement and accurate quantification and documentation of green house gas emission reduction or sequestration from a change in management or methodology or the introduction of new technology to a Carbon Asset selected by ABBG and CS so that Carbon Credits may be created and Traded. The documentation is prepared to accurately disclose this quantification of the Carbon Asset to comply with the requirements of the relevant international standards and allow the verification, accreditation, and registration of the Carbon Asset and the issue of Carbon Credits for Trade during the Term.

“Carbon Credit” means an internationally recognized and tradable unit which equates to the removal of one tonne of carbon dioxide or its greenhouse gas equivalent emission from the atmosphere, or the prevention of one tonne of future carbon dioxide or its greenhouse gas equivalent emissions being released into the atmosphere from the Carbon Asset.

“Consumer” means at any time any Person that acquires during the Term a right to use or benefit from the utilization of the Carbon Credits or Biodiversity Credits.

“Custom” has the meaning given to it in Section 2 of the Land Act 1996.

“Customary Usage” means all customary rights within the meaning of the Land Act 1996 of Papua New Guinea and includes all rights of a proprietary or possessory kind in relation to the Land that arise from and are regulated by the Law and Custom. Without in any way limiting this definition, such customary usage shall include the use of the Land by the People of ABBG in accordance with their traditional and customary lifestyle, including, but without limitation the planting of all crops, the clearing of areas for domestic housing, buildings and common areas in compliance with the respective Forest Management Plans, Carbon Asset Management Plans and Biodiversity Asset Management Plans.

“Essential Term” means a term of this Agreement that is specifically identified as an Essential Term or is a term of this Agreement which by its nature is of fundamental importance to either party and if not included that party would not have entered this Agreement.

“External Consultants” means Persons that are engaged by CS to assist it in providing the Services.

“Expenses” means all expenses of whatsoever kind or nature properly and reasonably incurred by CS in the course of providing the Services, including without limitation all fees of the External Consultants, legal and accounting fees, air travel, accommodation expenses and commissions but not including any Taxes.

“Force Majeure Event” means any circumstance or delay beyond the reasonable control of a party which prevents that party from performing or carrying out any obligation under this Agreement either indefinitely or within the time set forth for the carrying out of such obligation in this Agreement. Without limiting the circumstances which might constitute a Force Majeure Event, they shall include any relevant circumstance or delay arising out of any industrial action, fire, war, terrorist act, explosion, civil commotion, change of government, malicious damage, storm, flood, tempest, earthquake, tidal wave or legal enactment.

“Forest” means an ecosystem or assemblage of ecosystems dominated by Trees and other woody vegetation.

“Forest Management Plan” means a Biodiversity, Forest and Tree management, security and preservation plan developed, implemented and by ABBG in consultation with CS to ensure the written undertaking to the relevant Consumer in that Trade and to all other relevant Persons that for so long as that Consumer is entitled to the benefit of the Carbon Credits and Biodiversity Credits, the ABBG People will not cut down, harvest, destroy, substantially damage or log the Trees or cut down, harvest, destroy, substantially damage the Biodiversity on the Land the subject of the Carbon Credits and Biodiversity Credits or permit any third party to cut down, harvest, destroy, substantially damage or log the Trees on the Land or cut down, harvest, destroy, substantially damage the Biodiversity the subject of the Carbon Credits and Biodiversity Credits to protect the Carbon and Biodiversity Asset for the duration of the Term.

“Forward Trade” means each and every transaction throughout the Term whereby consideration is received from a Consumer as a deposit to secure the rights to a future Trade of the Carbon Credits or Biodiversity Credits once the Carbon Project or Biodiversity Project is verified, accredited and registered and the Carbon Credits or Biodiversity Credits are issued by the registering entity. CS will deduct from the Forward Trade, all or a proportion of, its Service Fee and 10% of the Gross Revenue for Expenses.

“Government Representatives” means any elected or appointed Person that has the authority to represent the Government and People of Papua New Guinea.

“Gross Revenue” means the total gross revenue received from the Trades of the Carbon Credits and Biodiversity Credits from Consumers before any Taxes, payments or distributions are made but after all Bank charges of whatsoever kind or nature including any Bank transaction tax expenses of the Trade have been accounted for.

“ILG Board” means those persons elected to represent the People of the ILG through a duly constituted meeting of the existing board in accordance with the constitution of that board as may be amended from time to time.

“ILG Chairman” means the Chairman of an ILG.

“ILG” means the Incorporated Land Group that is recognized by the registrar pursuant to Section 5 of the Land Group Incorporation Act 1974 that have authorized ABBG to enter into this Agreement being the ILG listed in Schedule One and shall also include all other ILG’S that after the date hereof authorize ABBG to act on their behalf and agree to be bound by the terms of this Agreement.

“ILG People” means the customary group of persons recognized by the registrar pursuant to Section 5 of the Land Group Incorporation Act 1974 as the owners of the Land.

“Law” means at any time during the Term all applicable legislation, treaties, by-laws, rulings, regulations, codes, judgements, conventions, protocols, rules of underlying law, rules of common law and equity, rules of any exchange applying to any Trade and any regulations or subordinate legislation made under these laws and means where applicable that law as amended, consolidated, supplemented or replaced and also includes all customary law of Papua New Guinea.

“National REDD Policy” means the regulatory policy and Law controlling all aspects of REDD Carbon Project development in Papua New Guinea that has been acknowledged by the UNFCCC, international standard bodies or other key stakeholders in the development, verification, accreditation of REDD Carbon Projects and subsequent issuance of Carbon Credits and Trades.

“Notice” means a written notice, communication or correspondence given by one party to the other, in any way relating to this Agreement. Any notice may be in the form of a letter, facsimile or email the service of which shall be to the registered address of the party listed on the date of service by the relevant authority under which that party’s entity is registered.

“Parties’ Joint Account” means a Bank account to be opened in the joint names of CS and ABBG or their agents to be maintained during the Term and into which shall be paid the Gross Revenue of each Trade.

“Permanence” means the property of being able to exist for an indefinite duration and when applied to a Carbon Asset or Biodiversity Asset and Carbon Project Development or Biodiversity Project Development and Carbon Credit Trading or Biodiversity Credit Trading reflects a criteria that is used to measure quality and eligibility of a Carbon Project or Biodiversity Project to qualify as an emissions offset and whether the Carbon Project or Biodiversity Project is issued Carbon Credits or Biodiversity Credits for Trading.  The criteria measures whether the Carbon Project or Biodiversity Project and green house gas offset or Biodiversity preservation or creation is temporary or permanent in nature. To be issued Carbon Credits or Biodiversity Credits and achieve a Forward Trade or Trade the Carbon Project must demonstrate Permanence.

“Person” means any individual, government, company, ILG, body corporate, partnership, firm, trust or other entity of whatsoever kind or nature and wheresoever situate, and includes where applicable such Person’s successors, permitted assigns, legal personal representatives and in the case of companies includes liquidators and controllers.

“REDD” means reduced emissions from deforestation and degradation of Forests.

“REDD Carbon Project” means a specific area of the ABBG Forest that has been selected and accurately mapped by ABBG and CS and nominated to the Papua New Guinea Government and the UNFCCC or other international standard bodies as a feasible and eligible area for development of a REDD Carbon Project under international rules, regulations and standards.

“Registered Office” means that office which ABBG and CS have registered under the respective jurisdiction of the Laws of their respective country as the address of their Registered Office.

 “Representative of ABBG” means any individual who from time to time is the Chairman of ABBG or such other individual as the Chairman of ABBG has authorized by written notice to CS to represent ABBG

“Representative of CS” means any individual who from time to time is the chairman, as authorized by the express written authority of the CS Board, of CS or such other individual as the chairman of CS may by written notice to ABBG nominate as its representative.

“Schedule” means a schedule to this Agreement.

“Services” means the Services as set forth in Schedule Three.

“Service Fees” means in respect to each Trade the total amount of 10% of the Gross Revenue from such Trade. The service fee is net of expenses in carrying out the services.

“Taxes” means direct or indirect taxes whether imposed on income or otherwise under any Law.

“Term” means the period of twenty five (25) years from the Date of this Agreement unless it is lawfully terminated prior to the expiry of that period in which case the Term shall be from the Date until such lawful termination.

“Papua New Guinea” means the Independent State of Papua New Guinea.

“Trading Year” means each twelve-month period commencing from the first anniversary of the date upon which any Carbon Credits generated from the Carbon Asset come into existence and are capable of being Traded.

“Trees” means all the trees of whatsoever kind or nature now living on the Land or living on the Land at any time in the future and includes a tree as defined in the Forestry Act or relevant legislation of Papua New Guinea.

“Trade” means each and every transaction throughout the Term whereby consideration is received from a Consumer for the supply and transfer of ownership of the Carbon Credits and Biodiversity Credits to the Consumer.

“UNFCCC” means the United Nations Framework Convention on Climate Change a organizational and regulatory body formed by the United Nations to address the response to climate change risk by the nations of the world.

1.2.

A reference to the singular includes the plural and vice versa.

1.3.

A reference to a recital, clause, Schedule, annexure or item means a recital, clause, Schedule, annexure or item of this Agreement.

1.4.

A notice means a written notice, demand, request, nomination or other communication given or served by one party to or on the other, in connection with this Agreement.

1.5.

Headings are for convenience only and are to be ignored in interpreting this Agreement; and

1.6.

Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

2.

ABBG’S AUTHORITY AND APPOINTMENT OF CS

2.1.

ABBG represents to CS that it has Lawfully obtained the irrevocable authority of the ILG Chairman and the ILG People listed in Schedule One and any other necessary Government Representatives or Persons required for ABBG to enter into this exclusive Agreement. This is an Essential Term.

2.2.

 ABBG further represents to CS that:-

2.2.1.

the Persons named as the Chairmen of the ILGs in Schedule One are the current Chairmen of those ILGs and have the power on behalf of the ILGs and the ILG People to authorize ABBG to enter into this Agreement. This is an Essential Term.

2.2.2.

the signature appearing in the fifth column of Schedule One is the signature of the Chairman as named in the fourth column of Schedule One. This is an Essential Term.

2.3.

ABBG represents to CS that it has either terminated all other agreements similar to this Agreement whereby authority has been given to develop REDD Projects on the Land or represents to CS that it has not entered into any Agreement similar to this Agreement whereby it has engaged an entity to provide services similar to the Services listed in Schedule Three. This clause is an Essential Term.

2.4.

For the purposes of ensuring that the parties enjoy the full benefit of this Agreement ABBG undertakes on its own behalf and on behalf of the ILGs that effective from the date of this Agreement neither ABBG nor the ILGs shall enter into any agreement, arrangement or understanding with any Person that in any way reduces or impairs the anticipated value of the Carbon Asset or Biodiversity Asset or the consequent Carbon Credits and Biodiversity Credits. This is an Essential Term.

2.5.

ABBG represents to CS that the total area of the Land making up ABBG at the date of this Agreement is approximately 300,000 Hectares containing the Carbon Assets and Biodiversity Assets.

2.6.

ABBG represents to CS that the total area of the Forest containing a Carbon Asset and Biodiversity Asset which but for this Agreement could be available for logging activities or conversion to agriculture is approximately 300,000 Hectares at the date of this Agreement.

2.7.

ABBG hereby appoints and engages, on an exclusive basis CS to carry out and provide the Services set out in Schedule Three (CS Services), during the Term. CS hereby accepts and agrees to carry out and perform the respective Services for ABBG for the Term for the consideration set forth in clause 4 hereof. This is an Essential Term.

2.8.

ABBG represents to CS that the minimum area of Forest on the Land containing Carbon Assets and Biodiversity Assets that will be agreed by ABBG and The Papua New Guinea Government, Government Representatives and the Persons of The ILGs to be developed as a REDD Carbon Project on the Land by CS is 300,000 Hectares. This clause is an Essential Term.

2.9.

ABBG acknowledges that CS may engage External Consultants that it deems competent and capable of carrying out and performing the Services or assisting CS to carry out and perform the Services. All such Services carried out or performed by External Consultants shall be deemed to have been carried out or performed by CS. This is an Essential Term.

3.

CONSIDERATION

3.1.

In consideration of CS undertaking to perform and carry out the Services during the Term ABBG on behalf of itself and the ILGs hereby agrees to pay the Service Fees to CS. This is an Essential Term.

3.2.

It is further acknowledged by the parties that 10% of the Gross Revenue of all Trades shall be available to CS to cover all proper and Lawful Expenses, costs and fees in providing the Services or of third party consultants which may be engaged by CS and which Expense is necessary or reasonable in order to assist in, facilitate or bring about the grant of any necessary Approval or Trade contemplated by this Agreement. Provided however, that any of such funds not so used shall be accounted back to ABBG. This 10% of the Gross Revenue for Expenses and shall be added to the Service Fee in the irrevocable standing directions to the Bank and shall drawn down from those apportioned fees as provided in clause 3.5.2. This clause is an Essential Term.

3.3.

It is further acknowledged by ABBG that prior to a Trade CS will deduct from any Forward Trade, all or a proportion of, its Service Fee and 10% of the Gross Revenue for Expenses to bring about the grant of any necessary Approval and the Trade contemplated by this Agreement. This clause is an Essential Term.

3.4.

CS shall before the first Trade arrange for the opening of the Parties’ Joint Account at the Bank the signatories to which shall be a Representative of ABBG and a Representative of CS. Representatives shall be authorised to do all things necessary to open the Parties’ Joint Account and shall give on behalf of the parties they represent the irrevocable standing directions as referred to in clause 3.5 and such other undertakings and promises as the Bank may require.

3.5.

At the opening of the Parties’ Joint Account the parties must each give to the Bank the following irrevocable standing directions to be effective throughout the Term:-

3.5.1.

80% of the Gross Revenue received into or present within the Parties’ Joint Account is to be electronically transferred into ABBG’s nominated Bank account.

3.5.2.

20% of the Gross Revenue received into or present within the Parties’ Joint Account is to be electronically transferred into CS’s nominated Bank account. This represents the Service Fee and the additional 10% for expenses in carrying out the Services.

This clause is an Essential Term.

3.6.

Where there are any Bank fees or charges these shall be apportioned between the recipients in accordance with their respective percentage entitlements. This clause is an Essential Term.

3.7.

Where there is any interest earned on the Gross Revenue that interest shall be apportioned between the recipients in accordance with their respective percentage entitlements. This clause is an Essential Term.

3.8.

ABBG shall promptly notify CS of all the details of its bank account so as to enable the payment contemplated under clause 3.5.1. to be electronically transferred into that account.

3.9.

CS must out of the amount it receives in clause 3.5.2 pay all outstanding Expenses in any way relating to the Services or anything done by it under this Agreement and CS indemnifies ABBG and undertakes to continue to keep ABBG indemnified against any liability of whatsoever kind or nature and howsoever arising that ABBG might suffer as a result of CS failing to pay any outstanding Expense.

4.

RELATIONSHIP OF THE PARTIES

4.1.

The Parties acknowledge that they are not in partnership, there is no joint venture between them, and the only relationship created by this Agreement is that of principal on the part of ABBG and exclusive contractor or exclusive development partner on the part of CS.

4.2.

CS acknowledges that nothing in this Agreement confers on it any right or interest whatsoever in the Land, or in the Carbon Assets or Biodiversity Assets with the intent that CS’s sole right is to be paid the Service Fee and 10% of the Gross Revenue for Expenses under Clause 3.5.2 if and when there is a Trade.

4.3.

It is expressly acknowledged that each party is responsible for paying all Taxes assessed on it.

5.

APPROVALS AFTER THE DATE THIS AGREEMENT IS SIGNED

5.1.

In respect to any matter arising out of this Agreement if any Approvals are required from The Papua New Guinea Government or Government Representatives or People of ABBG or the People of the ILGs after the Date this Agreement is signed then each of the Parties shall promptly and without unreasonable delay do all things necessary or reasonably required in order to obtain such Approvals and each Party shall cooperate and sign all documents and give all undertakings that might be required in order for such Approvals to be provided. Provided a Party has at all times acted promptly and without unreasonable delay in doing all things reasonably required on its part to obtain any required Approvals from The Papua New Guinea Government or Government Representatives then if such Approval is not obtained within eighteen (18) months of the date it was first sought then that Party shall be entitled by giving written notice to the other party to terminate this Agreement. This clause is an Essential Term.

5.2.

In respect to any matter arising out of this Agreement where under any Law any party is required to do anything or give Notice of any circumstance or event then that Party undertakes to the other that it shall promptly do so. This clause is an Essential Term.

5.3.

Where there is any change in the Law that:-

5.3.1.

renders any of the clauses of this Agreement unenforceable;

5.3.2.

renders this Agreement unlawful;

5.3.3.

detrimentally and materially affects the ability of either Party to enjoy the benefits of this Agreement;

5.3.4.

prevents or inhibits any Party from performing or carrying out any of its obligations under this Agreement, or

5.3.5.

materially affects (whether beneficially or detrimentally) the rights or entitlements of any Party under this Agreement,

then each Party undertakes to do all things, execute all documents, including amending this Agreement so as to preserve or enhance as far as possible all the rights, entitlements, and benefits created by this Agreement. This clause is an Essential Term.

6.

DEVELOPMENT AND MONETISATION OF THE REDD CARBON PROJECT

6.1.

The Parties agree that CS will have the exclusive right to market and sell all Carbon Assets and Biodiversity Assets generated by the REDD Carbon Project.

6.2.

In fulfilling its obligation under clause 6.1 CS may, at its sole discretion, create, market and sell any Carbon Asset and Biodiversity Asset generated by the REDD Carbon Project in accordance with the VCS, CCB Standards or later whatever “compliance” or cap and trade standard is created post Kyoto Protocol after 2012.

6.3.

CS or its nominee shall:

6.3.1.

prepare, or arrange the preparation of, a description of the REDD Carbon Project and the proposed method of measuring the Carbon Assets and Biodiversity Assets to be generated, which description is capable of being Validated in accordance with any Standard selected by CS;

6.3.2.

obtain Validation and Verification of the REDD Carbon Project in accordance with any Standard selected by CS and;

6.3.3.

cooperate with, and provide all information and assistance reasonably required by the Validator in order to obtain Validation of the REDD Project and the Verifier in order to obtain Verification of all Carbon Assets and Biodiversity Assets generated by the REDD Carbon Project including providing monitoring data in accordance with the monitoring requirements under the Standard.

6.4.

CS may (either itself or through contractors, consultants or nominees):

6.4.1.

 make any application to any authority or give any undertaking necessary to create Carbon Assets and Biodiversity Assets;

6.4.2.

employ auditors to audit and verify the creation of Carbon Assets and Biodiversity Assets;

6.4.3.

enter into any necessary administrative arrangements to create Carbon Assets and Biodiversity Assets;

6.4.4.

make any arrangements it considers reasonable regarding the Trade of Carbon Assets and Biodiversity Assets;

6.4.5.

register any Carbon Assets and Biodiversity Assets; and

6.4.6.

undertake any other actions and employ any third parties which in the opinion of Carbon Strategic are required to create Carbon Assets and Biodiversity Assets.

6.5.

CS makes no representations or warranties in relation to the marketing or Trade of Carbon Assets and Biodiversity Assets generated by the REDD Carbon Project, including as to the timing or likelihood of the Trade of such Carbon Assets and Biodiversity Assets, or the terms any conditions, including the price, of any such Trade.

6.6.

ABBG will assist CS in its identification, development, implementation and monetisation of the proceeds of the REDD Carbon Project under this clause 6  Such assistance will include, but will not be limited to;

6.6.1.

 on request from CS, doing all things necessary including signing any document or transfer the underlying title to Carbon Assets and Biodiversity Assets, to ensure that CS is able to create, market and Trade such Carbon Assets and Biodiversity Assets; and

6.6.2.

any other assistance as the Parties may agree is necessary.

6.7.

It is acknowledged by the Parties that they shall each jointly and separately cooperate and assist each other and do all things to bring about:-

6.7.1.

The identification of all Carbon Assets and Biodiversity Assets eligible for Carbon Project development and Biodiversity Project development and Trades.

6.7.2.

The identification and selection and delineation of all Forest Carbon Assets eligible for Carbon Project development as official Papua New Guinea REDD Carbon Projects to be submitted to the United Nations Framework Convention on Climate Change Board and any other international or national stakeholder or standard body.

6.7.3.

The granting of all Approvals necessary to develop REDD Carbon Projects, Carbon Projects and Biodiversity Projects on the Carbon Assets and Biodiversity Assets and to Forward Trade or Trade the Carbon Credits and Biodiversity Credits;

6.7.4.

To ensure compliance with all Approvals once granted;

6.7.5.

And bring about the Trading of the Carbon Credits and Biodiversity Credits in so far as they have been originated and accredited from the Carbon Assets and Biodiversity Assets.

This clause is an Essential Term.

7.

RISK MANAGEMENT BUFFER

7.1.

The Parties shall ensure that at all times a Risk Management Buffer, appropriate REDD Carbon Project insurance or Papua New Guinea federal and provincial Government Guarantees are maintained.

7.2.

The Parties acknowledge that at least two types of “buffer” or “reserve” accounts will be utilized for the REDD Carbon Project initially. Carbon credits deposited into such accounts cannot be sold.

7.2.1.

Buffer account: Approximately 10-30% of the carbon credits produced by the Project will be set aside and not sold to address leakage and permanency concerns of the Project pursuant to Voluntary Carbon Standards (VCS) 2008 guidelines.  CS will undertake a Leakage and Permanency analysis for the REDD Carbon Project and recommend the percentage of Carbon Credits to be initially set aside.  Later as the REDD Carbon Project proves itself and its ability to produce Carbon Credits without any leakage or permanency reductions this percentage buffer can be reduced. CS in consultation with ABBG will determine the percentage to be set aside in the buffer.

7.2.2.

Reserve account. Twenty (20%) of the carbon credits generated by the REDD Carbon Project will be held by the VCS board in the VCS reserve account and cannot be sold.  Pursuant to VCS guidelines, 10% of the reserve credits can be released for sale every 5 years if the REDD Carbon Project has consistently produced the number of carbon credits projected in the VCS Project certification application.

Carbon credits produced by the REDD Carbon Project and sold after 2012 into any post Kyoto “compliance” or cap and trade market will be deposited into whatever buffer or reserve accounts may be required by such market regulations.

Any Carbon Assets and Biodiversity Assets not required to be retained as part of the Risk Management Buffer may be Traded by CS.

8.

FIDUCIARY OBLIGATIONS

8.1.

Each party acknowledges that it owes fiduciary obligations to each of the other parties, including duties:-

a.

To avoid conflicts of interest between its interests and the interests of the parties as a whole;

b.

To act at all times in good faith in its dealings with the parties;

c.

To co-operate with and act fairly and reasonably towards the parties;

d.

Not at any time disparage or bring into disrepute the other party or by act or omission knowingly do anything with the intention of causing harm to the other party.

9.

MEETINGS AND DIRECTIONS

9.1.

The Parties to the Service Agreement shall meet at least once in every year during the Term and at such other times as any Party may require by giving to the other Party three (3) months prior written notice.

9.2.

At least one month before any meeting of the Parties, the Party calling the meeting shall prepare and serve an agenda setting forth the matters which it requires to be discussed at the meeting. Any other Party may within one week of receiving the agenda add such other items as it deems appropriate and must in that week serve that amended agenda upon the Party calling the meeting. The agenda and any amended agenda must specify the representatives and professional advisors (if any) proposed to attend on behalf of any Party.

9.3.

Each Party shall appoint at least one representative and not more than three representatives to attend the meeting. The Chairman of the meeting shall be a representative of the Party calling the meeting. Each Party shall be entitled to have the professional advisors named in the agenda or amended agenda attend the meeting but not to have any active participation in the meeting except as advisors to the representatives of the Party requiring their attendance.

9.4.

Government Representatives shall be entitled to attend any meeting in his/her own right or as an observer.

9.5.

The Parties may jointly give all reasonable directions as they think appropriate to CS to facilitate the provision of the Services.

10.

RECORDS AND INSPECTION

10.1.

CS must keep (jointly or otherwise) and make available to ABBG for inspection at all reasonable times the following:-

10.1.1.

full and complete records that show a true and fair view of all Trades, and all Gross Revenue received from those Trades;

10.1.2.

minutes of all meetings between its representatives and the representatives of ABBG;

10.1.3.

all documents relating to the accreditation and valuation and recognition of the Carbon Credits and Biodiversity Credits;

10.1.4.

and such other documentation relating to the performance of the Services.

10.2.

ABBG shall be entitled to copies of all documents referred to in clause 10.1 and shall be provided to ABBG at ABBG’s expense.

11.

INFORMATION

11.1.

All Parties shall at all times provide all information which might be reasonably requested by another Party so as to facilitate the doing of any act or thing under this Agreement. A Party providing such information must take all reasonable steps to ensure that such information is true, complete, accurate and not misleading in any material respect. This clause is an Essential Term.

12.

AUDIT

12.1.

Any Party may require the records referred to in clause 8 and any documentary information provided pursuant to clause 11 to be audited by an auditor appointed by it and at its expense. The other Parties shall fully cooperate with, provide all reasonable assistance to and answer all questions reasonably put by that auditor. The Party appointing the auditor must require the auditor to provide a full written report on all matters the subject of the audit.

12.2.

The auditor shall have access to all records and documents referred to in clause 10 and shall be entitled to copies thereof at the expense of the Party appointing him or her.

12.3.

The Party appointing the auditor shall ensure that a copy of the audit report is provided promptly to the other Parties.

13.

GOOD FAITH & COOPERATION

13.1.

Each of the Parties undertakes and promises to act in good faith in all the dealings they have with each other and to cooperate and render all reasonable assistance requested by the other. This clause is an Essential Term.

13.2.

For so long as a Party is not in breach of this Service Agreement, the other Parties shall not knowingly by act or omission do anything which might cause harm or damage to the other Parties. This clause is an Essential Term.

14.

CONFIDENTIALITY

14.1.

Confidential information includes all information whether in hard form or electronic or disclosed verbally which is by its nature confidential or which the disclosing Party has stated or endorsed as private, confidential, not to be disclosed or otherwise made clear that any use or access is restricted.  Confidential information shall not include information which is or becomes in the public domain except where it becomes in the public domain as a consequence of a wrongful disclosure or use by a Party.

14.2.

Each Party undertakes to the other to keep strictly confidential all information which either Party discloses to the other about the other’s business, its strategies, services or products and which is expressed to be confidential or is by its nature confidential.  Each Party further undertakes and promises to the other that it will only use such confidential information in good faith and for the proper and lawful performance of its obligations under this Agreement. This clause is an Essential Term.

14.3.

No Party shall give access to any confidential information or permit such access to be given to any third Party without the express prior written consent of the Party disclosing such confidential information. This clause is an Essential Term.

14.4.

Each Party acknowledges that damages alone would not be a sufficient remedy for a breach of this clause or a threatened breach of this clause and that any breach or threatened breach entitles the Party whose confidential information is disclosed or threatened to be disclosed in breach of this clause to seek injunctions, damages and such other orders as may be necessary to protect its confidential information. This clause is an Essential Term.

14.5.

The Parties expressly acknowledge that it shall not be a breach of this clause for any Party to use or disclose any confidential information where such use or disclosure is for the proper, legitimate and dominant purpose of carrying out the Services or facilitating a Forward Trade or Trade.

14.6.

In the case of External Consultants it is acknowledged that they will from time to time be given access to and use confidential information provided by a Party. Provided such use and access by the External Consultant is for the proper, legitimate and dominate purposes of this Agreement and/or in facilitating a Forward Trade or Trade such use access or disclosure shall not be a breach of this Agreement and nor shall it be a breach by them of any agreement they may have with any of the Parties.   Such External Consultants shall be engaged under the terms and conditions of a Non Disclosure and Confidentiality Agreement at all times.

14.7.

ABBG shall be entitled to disclose what would otherwise be confidential information to the Government of the Papua New Guinea or any Government Representatives as may be reasonably necessary for the dominant purpose of keeping them properly and fully informed on all matters relating to the interests of the Government of Papua New Guinea and relating to the interests of the ABBG People.

15.

INTELLECTUAL PROPERTY

15.1.

Nothing in this Agreement gives any party any interest or right in the intellectual property of any other party.  Where a party is permitted to use the intellectual property of any other party then it must do so strictly on the conditions imposed by the other party owning the intellectual property. This clause is an Essential Term.

15.2.

If there is a breach of this clause, the party in breach must indemnify and keep indemnified the other against all losses, liabilities, costs and expenses the party or parties not in breach thereby directly or indirectly sustains as a consequence of that breach.  This is an Essential Term.

16.

TERM AND TERMINATION

16.1.

Where a breach can be remedied any Party may give written notice to the other Party or Parties requiring that Party or those parties to remedy the breach within sixty (60) days of the date of service of the notice on the Party in breach. The notice must be signed by an duly authorized officer of the Party giving the notice and must state:-

a.

The details of the breach;

b.

What the Party giving the notice requires to be done to remedy the breach; and

c.

A statement that if the breach is not remedied within sixty (60) days of the date of service of the notice, the Service Agreement will be terminated.

16.2.

Where a notice has been served under clause 16.1 and the breach is not remedied by the Party in breach within the said sixty (60) days (referred to in clause 16.1) then this Agreement will automatically terminate on the 61st day unless the Party giving the notice withdraws it in writing within the said sixty (60) days. Such withdrawal must be served on the Party or Parties in breach in the said 60 day time period. This clause is an Essential Term.

16.3.

Where a breach is not capable of remedy and it is a breach of an Essential Term then the Party or parties not in breach may by giving written notice to the other Party or Parties terminate this Agreement.

16.4.

On termination each Party must promptly return all property in its possession that is owned by any the other Party. This clause is an Essential Term.

17.

WAIVER AND VARIATIONS

17.1.

No Party shall be deemed to have waived any breach or its entitlement to expect compliance with any clause of this Agreement unless such waiver is in writing signed by the party waiving such breach or non-compliance. This clause is an Essential Term.

17.2.

No variation or amendment to this Agreement shall have any effect whatsoever unless it is in writing and signed by all the Parties to this Agreement. This clause is an Essential Term.

18.

NOTICES

18.1.

A Notice sent by prepaid post shall be deemed to have been received fourteen days (14) after the date of posting. A Notice sent by facsimile shall be deemed received by the recipient the day after the date it is sent. A facsimile confirmation shall be conclusive evidence of service of the Notice. A Notice sent by email shall be deemed received the day after the date the email was sent. An email confirmation shall be conclusive evidence of service of the Notice on the day after the email confirmation was sent.

18.2.

A Notice must be dated and signed or in the case of a facsimile or email appear to have been authorized by a duly appointed officer or representative of the Party giving that Notice. All Notices for ABBG must be addressed to the Chairman of ABBG. All notices for CS must be addressed to the Chairman.

18.3.

The addresses for service of Notices on ABBG as at the date hereof are attention the Chairman ABBG-

17.3.1.

Address: Po Box 13439, Madang, Madang Province, Papua New Guinea

17.3.2.

Telephone: +675 71234181

17.3.3.

Facsimile: +675

18.4.

The addresses for services of Notices on CS as at the date hereof, are attention the Chairman:-

18.4.1.

Level 31, RBS Tower, Aurora Place, 88 Phillip Street, Sydney, New South Wales 2000 Australia

18.4.2.

Facsimile: 612 82110555

18.4.3.

Email: jflood@carbon-strategic.com

19.

INDEPENDENT LEGAL ADVICE

19.1.

Each Party acknowledges that it has had the opportunity to receive separate and independent legal advice before entering into this Agreement and if any Party has failed to obtain such advice it shall not be entitled to rely upon such failure to exercise any non-compliance with this Agreement. This clause is an Essential Term.

20.

WHOLE AGREEMENT

20.1.

This Agreement shall constitute the whole agreement between the Parties and all prior Agreements, representations, understandings, and undertakings of whatsoever kind or nature not included in this Agreement are hereby expressly excluded. This clause is an Essential Term.

20.2.

No term is to be implied into this Agreement (all of which implied terms are hereby expressly excluded) by Law or by statute except where such term cannot be expressly excluded. This clause is an Essential Term.

21.

JURISDICTION AND LAW

21.1.

This Agreement is to be governed by the Laws of Singapore and all parties consent and submit to the jurisdiction of the courts of Singapore or any other court of international jurisdiction for the resolution of any disputes arising out of this Agreement.

22.

ASSIGNMENT AND DELEGATION

22.1.

CS may assign its interest in this Agreement to any third party provided that the third party is able to perform all of the Services and the third party provides in writing an assurance to ABBG that it can and will provide all the Services and conform with all of the obligations under this Agreement. Neither Party shall unreasonably withhold its consent to such assignment. This clause is an Essential Term.

22.2.

CS shall have the right at any time and from time to time during the Term to appoint or replace any Representative of CS, any delegate, agent or attorney to do anything on its behalf, excise any power or authority it might have and give any instruction or undertaking and to sign any document on its behalf or pursuant to any power conferred on it to give any promise or undertaking. This clause is an Essential Term.

22.3.

ABBG shall have the right at any time and from time to time during the Term to appoint or replace any Representative of ABBG, any delegate, agent or attorney to do anything on its behalf, excise any power or authority it might have and give any instruction or undertaking and to sign any document on its behalf or pursuant to any power conferred on it to give any promise or undertaking. This clause is an Essential Term.

23.

POWERS OF ATTORNEY

23.1.

ABBG hereby appoints CS as its due and Lawful attorney for the purposes of doing any thing, signing any document, giving any undertaking or other thing as it relates to Carbon Credits and Biodiversity Credits relating to:-,

a.

enter into or complete any Forward Trade or Trade;

b.

give any undertakings to any relevant Person, Government, Consumer or international standard body or other authority that is needed in the REDD Carbon Projects, Carbon Project developments and Biodiversity Project developments and Forward Trade and Trade of the Carbon Credits and Biodiversity Credits;

c.

give any undertakings or promises to any relevant Person, Government, Consumer or international standard body or other authority that is needed in the REDD Carbon Project, Carbon Project developments and Biodiversity Project developments and Forward Trades and Trades of the Carbon Credits and Biodiversity Credits that ABBG will commit whatever resources are reasonably necessary to implement the  Forest Management Plan, Carbon Asset Management Plan or Biodiversity Asset Management Plan to ensure

Permanence is achieved and that these undertakings are enforced and the Carbon Assets and Biodiversity Assets are preserved and protected for the Term to achieve Permanence.

d.

 give any undertakings to any Papua New Guinea Government authority or Government Representative; and

e.

The doing of any other act or thing as maybe reasonably and legitimately required in order to Lawfully perform the Services.

This clause is an Essential Term.

23.2.

The Power of Attorney in clause 23.1 shall be irrevocable during the Term except as otherwise provided by proper termination. This clause is an Essential Term.

24.

COUNTERPARTS

23.1.

This Agreement may be signed in as many counterparts as the parties so decide and all counterparts together shall constitute this Agreement.  This Agreement shall be deemed signed on the date and at the time the last signatory delivers such signed counterpart. This is an Essential Term.

EXECUTED by all the parties as an Agreement on the day and year hereinbefore mentioned.

EXECUTED by ABBAB INCORPORATED LAND OWNER GROUP (ILG. No. ) by its duly authorised officer in the presence of:	...............................…………………... MR JAMES SAKUL - Chairman
...............................…………………... Witness ...............................…………………... Name of Witness (in full)

EXECUTED by CARBON STRATEGIC PTE LIMITED (Reg. No. 200819627C) by its duly authorised officer in the presence of:	……………………………………………… Jeffrey John Flood - Director
...............................…………………... Witness ...............................…………………... Name of Witness (in full)

SCHEDULE ONE

The Incorporated Land Groups

PAPUA NEW GUINEA
Client Name	Date Agreement Signed	Project Size In Hectares*	Signed by
			Client	Carbon Strategic
Aihi Resources	17-Nov-09	800,000 ha	Sapa Lavari Hactures, Chairman	Jeffrey Flood, Managing Director
Aihi Resources	17-Nov-09	400,000 ha	Flex Aihi Hactures, Chairman	Jeffrey Flood, Managing Director
Abbab	17-Nov-09	300,000 ha	James Sakul, Chairman	Jeffrey Flood, Managing Director
Ambu Wali Marumun	17-Nov-09	300,000 ha	Jericho Karatom Chairman	Jeffrey Flood, Managing Director
Hagoerapomton	17-Nov-09	588,917 ha	Peter Peris, Chairman	Jeffrey Flood, Managing Director
Idam-Siawi	7-Mar-11	2,306,000 ha	Joe Welyon, Chairman	Jeffrey Flood, Managing Director
Kamonga Mu	17-Nov-09	205,000 ha	Philip Kambao, Chairman	Jeffrey Flood, Managing Director
Korfena	7-Mar-01	350,000 ha	Andrew kondo, Chairman	Jeffrey Flood, Managing Director
Luai	12-Feb-10	2,893,420 ha	Raphael Loowa, Chairman	Jeffrey Flood, Managing Director
Moiwa	17-Nov-09	160,000 ha	Ken K Owa, Chairman	Jeffrey Flood, Managing Director
Tapili Malix	17-Nov-09	200,000 ha	Ben Takyo, Chairman	Jeffrey Flood, Managing Director
Waiwa & Lunguni Buta	8-Sep-08	1,900,000 ha	William Gaupe, Chairman	Jeffrey Flood, Managing Director
Yasitu	4-Mar-10	100,000 ha	Fr. Arnold Warangima, Chairman	Jeffrey Flood, Managing Director

*Hectare is a metric unit of area equal to 100 ares or 2.471 acres.

SCHEDULE TWO

The Land

The customary land referred to includes but is not limited to the geographical features described in the Property / Asset List attached as “Annexure A” in the MADANG Province of Papua New Guinea.  .  The area covers approximately 300,000 hectares of land.

NOTE:-  The modern political or administrative boundaries introduced across customary land has very little or no effect over the traditional ownership of land in Papua New Guinea.  The customary landmarks and boundaries override any modern political boundaries introduced for the purposes of government administration.  The judicial system of Papua New Guinea does accept and use the customary land laws to address land disputes and determine land ownership in the country.

A map of the land is attached as “Annexure B” to this Schedule Two

SCHEDULE THREE

CS SERVICES

The Services that CS may provide to ABBG in the execution of this Service Agreement are:-

DEVELOPMENT FRAMEWORK

Policy, Regulations, Development Frameworks and Legislation

o

Work with ABBG and Government Representatives to assist in the development of all relevant Policy, Regulations, Development Frameworks and Legislation that is required for commercialisation of the Carbon Projects and Biodiversity Projects and particularly REDD Carbon Projects.

o

Work with ABBG and Government Representatives to assist in the clarification of Land title and Land Ownership both traditional and otherwise.

o

Work with ABBG and Government Representatives to design and establish an appropriate and equitable funds management and distribution model for the funds received from Carbon Credit and Biodiversity Credit Trades and accounting procedures.

o

To be included as one of the official representatives of ABBG at any National or international conference, meeting, presentation with regard to Carbon and Biodiversity Markets.

Funds Management and Distribution Model

o

Carbon Strategic Finance may, on its own or working with another financial institution, provide Funds Management Services to ABBG and other Government stakeholders in the Trade.

CARBON

1. REDD (Reduced Emissions from Deforestation and Degradation) PROJECTS

Eligibility and Feasibility Assessment of ABBG Forests – Identification of ABBG projects

•

Identify areas of the ABBG Forest Asset eligible for REDD Carbon Project development either independently or leading and managing the process working with Representatives of ABBG and other Entities as appropriate.

•

Work with ABBG and Government Representatives to identify anything that would impact on the development of eligible REDD Carbon Project areas of the ABBG Forest Asset including but not limited to: all relevant Land Titles, Legal Agreements, logging concessions, agricultural projects and programmes, and legislation impacting on eligible REDD Carbon Project areas.

ABBG REDD Project Identification and delineation

•

From the eligibility analysis select the ABBG REDD Carbon Projects that will be developed.

•

Work with the ABBG and Government Representatives to solve any Land Title, Legal Agreement, Legislative Issues or Land Use Issues that may impact on the successful development of the ABBG REDD Carbon Project and subsequent issuance and Trade of the Carbon Credits.

•

Provide a PCN (Project Concept Note) for each ABBG REDD Carbon Project that briefly discusses the project area, why the project is eligible, financial benefit to ABBG (approximate expected carbon yield from the project), ecological benefit to ABBG, social equity benefit to ABBG people and the case for approval by international entities.

REDD Carbon Project Development – Origination (PIN and PDD)

CS will prepare appropriate documentation (PIN – Project Inception Note & PDD – Project Design Document) to the appropriate international standards and methodologies. Documentation will:

•

Explain the project design;

•

Build a case for approval and issuance of Carbon Credits;

•

Quantify the Carbon Asset;

•

Describe the Forest Management Plan that will be implemented to protect the REDD Carbon Project area by ABBG and ensure Permanence of the REDD Carbon Project;

•

Demonstrate that comprehensive stakeholder consultation has taken place;

•

Discuss the environmental impact of the ABBG REDD Carbon Project;

•

Outline the funds management and distribution model for funds received from the ABBG REDD Carbon Projects;

•

Build a case for the acceptance of the socio-economic outcomes that will be achieved from the funds distribution model;

•

CS will appoint and work with a suitable Verifier to confirm the validity of the ABBG REDD Carbon Projects supporting the case for the ABBG REDD Carbon Projects accreditation and registration; and

•

CS will register the ABBG REDD Carbon Projects with the relevant international entities to issue the Carbon Credits for Trade.

18.

OTHER CARBON PROJECTS

Conduct Eligibility and Feasibility Analysis – All carbon market sectors

•

CS will work with ABBG and Government Representatives to identify ABBG Carbon Assets in all carbon market sectors.

•

CS will work with ABBG and Government Representatives to identify and solve any Land Title, Legal Agreement, Legislative Issues or Land Use Issues that may impact on the successful development of the ABBG Carbon Projects and subsequent issuance and successful Trade of the Carbon Credits.

•

CS will provide a PCN (Project Concept Note) for each identified, eligible and feasible ABBG Carbon Project.

Carbon Project Development – Origination (PIN and PDD)

•

CS will prepare appropriate documentation (PIN – Project Inception Note & PDD – Project Design Document) to the UNFCCC CDM (Clean Development Mechanism) and/or Voluntary Standards and methodologies.

•

CS will appoint and work with a suitable Verifier to confirm the validity of the Carbon Project/s and support he Carbon Projects registration and accreditation.

•

CS will register the Carbon Projects with the relevant International entities to achieve issuance of the Carbon Credits for Trade.

BIODIVERSITY

•

CS will work with ABBG and Government Representatives to design and establish a Provincial, National and International Biodiversity Credit Trading methodology and mechanism that will allow ABBG to quantify and receive benefit for quantification and preservation of ABBG’s Biodiversity.

•

CS will identify eligible areas for Biodiversity Project Development.

•

CS will prepare documentation for Biodiversity Projects to an appropriate standard and methodology that allows registration of the Biodiversity Projects and issuance of Biodiversity Credits.

CARBON AND BIODIVERSITY PROJECT COMMERCIALIZATION

•

CS will build a marketing strategy and branding package for each ABBG REDD Carbon Project, ABBG Carbon Project and ABBG Biodiversity Project.

•

CS will open the Parties Joint Bank Account and negotiate a banking Agreement to minimize exchange and trading risk.

•

CS will identify the different markets which REDD Carbon Credits, Carbon Credits and Biodiversity Credits can be Traded.

•

CS will design a commercialization strategy that achieves favorable outcomes for ABBG.

•

CS will negotiate with Consumers to achieve the best possible return for ABBG from Trades.

•

CS will systemize and monitor all Trades and the receipt of the Gross Revenue into the Parties Joint Account and the transfer of Funds as per this Agreement.